As filed with the Securities and Exchange Commission on November 4, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Address of principal executive offices, including Zip code)

II-VI INCORPORATED

AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Mary Jane Raymond

Chief Financial Officer and Treasurer

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Name and address of agent for service)

(724) 352-5281

(Telephone number, including area code, of agent for service)

Copies of communications to: Jennifer Minter, Esquire Buchanan Ingersoll & Rooney PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 (412) 562-8800 Fax: (412) 562-1041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, no par value	3,000,000 shares	$12.87	$38,610,000	$4,486.48

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued pursuant to the above-named plan by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration that increases the number of Registrant’s outstanding shares of common stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq Global Select Market on October 30, 2014.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by II-VI Incorporated (the “Company”) for the purpose of registering additional shares of the Company’s common stock, no par value (the “Common Stock”) under the Amended and Restated II-VI Incorporated 2012 Omnibus Incentive Plan, (the “Plan”). On September 19, 2014, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to increase the number of shares available for issuance under the Plan by 3,000,000 shares of Common Stock, which proposal is subject to approval by the Company’s shareholders at the Company’s Annual Meeting to be held November 7, 2014. This Registration Statement registers those 3,000,000 additional shares of Common Stock to become available for issuance under the Plan following receipt of shareholder approval.

The 3,000,000 additional shares of Common Stock to be available for issuance under the Plan registered pursuant to this Registration Statement are of the same class of securities as the 1,900,000 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-184805) filed on November 7, 2012 (the “Original Registration Statement”). The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference. Any items in the Original Registration statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the documents listed in (1) through (3) below. The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Commission on August 28, 2014 (File No. 000-16195);

(2) The Company’s Current Report on Form 8-K filed with the Commission on August 19, 2014 (File No. 000-16195); and

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act with the Commission on August 28, 2001 (File No. 000-16195), including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the PBCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the PBCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the PBCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the PBCL or otherwise. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors of the corporation and shall not be authorized in connection with proceedings related to transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the PBCL).

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. However, Section 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter B of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 6.02 of the Company’s By-Laws, as amended and restated (the “By-Laws”), provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his or her office (relating to standard of care and justifiable reliance) and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 6.03 of the By-Laws requires the Company to indemnify any director or officer of the Company, who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (third-party or derivative), arising out of such person’s service to the Company or to another entity at the request of the Company, if the person acted in good faith, in a manner he or she reasonably believed to be in the best interest of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and with respect to any criminal action or proceeding, with reasonable cause to believe his or her conduct was lawful. The Company will not indemnify any director of officer in connection with a proceeding initiated by such director or officer (other than a proceeding to enforce such person’s right to indemnification under the By-Laws) unless such proceeding was authorized by the board of directors. The right to indemnification conferred by this provision includes payment of all reasonable expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding. Section 6.04 of the By-Laws permits the Company to indemnify any employee or agent of the Company who is not a director or officer, with such scope and effect as determined by the Company.

Section 6.06 of the By-Laws permits the Company to purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by such person in respect of such person’s service, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the By-Laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered

10.1	II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

Item 9.	Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 4th day of November, 2014.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond,
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francis J. Kramer and Mary Jane Raymond, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity

/s/ Francis J. Kramer Francis J. Kramer,	November 4, 2014	Principal Executive Officer and Director
President, Chief Executive Officer and Director

/s/ Carl J. Johnson Carl J. Johnson, Chairman	November 4, 2014	Chairman and Director

/s/ Mary Jane Raymond Mary Jane Raymond, Chief Financial Officer and Treasurer	November 4, 2014	Principal Financial and Accounting Officer

/s/ Joseph J. Corasanti	November 4, 2014	Director
Joseph J. Corasanti

/s/ Wendy F. DiCicco	November 4, 2014	Director
Wendy F. DiCicco

Signature	Date	Capacity

/s/ Vincent D. Mattera, Jr.	November 4, 2014	Director
Vincent D. Mattera, Jr.

/s/ Thomas E. Mistler	November 4, 2014	Director
Thomas E. Mistler

/s/ Marc Y.E. Pelaez	November 4, 2014	Director
Marc Y.E. Pelaez

/s/ Peter W. Sognefest	November 4, 2014	Director
Peter W. Sognefest

/s/ Howard H. Xia	November 4, 2014	Director
Howard H. Xia

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered

10.1	II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)